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                                                                     EXHIBIT 8.1


                           STOCK EXCHANGE AGREEMENT


        AGREEMENT dated May 10, 1994, between Eagle High Enterprises, Inc., a Delaware corporation, (hereinafter the "Buyer"), and the shareholders whose names appear on "Exhibit A" attached hereto and who appoint John Regan as their duly authorized and appointed agent (hereinafter collectively, the "Sellers") and who constitute all of the Class A Common shareholders of Medical Asset Management, a Delaware corporation (hereinafter referred to as "MAM").

        This Agreement sets forth the terms and conditions upon which the Sellers are today exchanging with the Buyer 1,505,330 Class A Common shares of MAM stock, par value $0.0001 per share, representing all of the issued and outstanding shares of Class A Common Stock of MAM (hereinafter the "Shares").

        In consideration of the mutual agreement contained herein, the parties hereby agree as follows:

                            1.  EXCHANGE OF SHARES

        1.01 Shares Being Exchanged. Subject to the terms and conditions of this Agreement, the Sellers are exchanging, assigning, and delivering the Shares to the Buyer at the closing provided for in Section 1.03 hereof (the "Closing") 1,505,330 shares of Class A Common Stock of MAM which constitutes all of the issued and outstanding Class A Common shares of MAM, free and clear of all liens, charges, or encumbrances of whatsoever nature.

        1.02 Consideration. At the Closing, the Buyer is delivering to the Sellers 6,950,300 shares of "restricted" Common Stock of the Buyer as that term is defined in Rule 144 of the Securities Act of 1933, as amended. All Eagle stock certificates issued to MAM shareholders shall contain a legend substantially in the following form:

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
        ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES ACTS; OR (B) EAGLE HIGH ENTERPRISES, INC. HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO EAGLE TO THE EFFECT THAT NO REGISTRATION IS LEGALLY REQUIRED FOR SUCH TRANSFER; OR (C) THESE SECURITIES ARE SOLD IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT.

        1.03    Closing.  The Closing of the transactions provided for in
Section 1.04 and 1.05 shall take place within 10 days of the date of the Eagle shareholder's meeting called in connection with this transaction.

                (a) As a condition of the closing the Buyer will provide to Seller or Seller's counsel all corporate records of the Buyer including but not limited to stock records, minutes and minute book, articles of incorporation, by-laws, offering documents, legal opinions and financial reports for review by Seller's counsel. Closing shall be subject to the opinion of Seller's counsel that Seller's corporate records are in satisfactory condition or may be waived by the parties.

                (b) In addition to all other material to be provided at the Closing the Buyer will provide to Seller an opinion of counsel that the shares of Seller delivered at the Closing have been duly authorized, are validly issued and all corporate actions required to be done have been done in accordance with law. The form of the opinion shall be satisfactory to counsel of Seller.

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     1.04    Delivery by the Sellers.  At the Closing, the Sellers are
delivering to the Buyer: (i) certificates representing the Shares, endorsed in blank and otherwise in form acceptable for transfer on the books of MAM, with all necessary transfer tax stamps attached.

     1.05 Delivery by the Buyer. At the Closing the Buyer is delivering to the Sellers, stock certificates in the denominations set forth in "Exhibit B."

                          2.      RELATED TRANSACTIONS

     2.01 Expenses of the Transactions. The Sellers shall be responsible for paying all expenses of this transaction, including but not limited to filing fees, legal fees, accounting fees, escrow agent fees, printing expenses, certificate engraving fees and transfer fees.

     2.02 No Dissent. The Sellers shall not dissent with respect to this transaction.

     2.03 Resignation. At the Closing, all of the current directors and officers of Buyer shall deliver their resignations. John Regan, Mike Zaic and Dennis Calvert will be elected to the Board of Directors of Eagle High Enterprises, Inc.

              3.      REPRESENTATIONS AND WARRANTIES BY THE BUYER

     The Buyer hereby represents and warrants as follows:

     3.01    Organization, Capitalization, etc.

             (a) The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and is qualified in no other state.

             (b) The capitalization of Eagle is comprised of one class of stock which is designated common stock which consists of 50,000,000 shares of common stock $.001 par value of which 8,090,000 shares are issued and outstanding. All outstanding shares have been duly authorized, validly issued and fully paid. There are no other outstanding or presently authorized securities, warrants or options or related commitments of any nature not disclosed herein or contemplated hereby. All of the outstanding shares are non-assessable and free of cumulative voting or preemptive rights. Two million of the 8,090,000 shares of Eagle issued and outstanding shall be contributed to the Company by its president and cancelled at no cost to the Company. Subsequent to the cancellation of such shares, there shall be 6,090,000 shares of Eagle issued and outstanding. Eagle shall effect a 1-for-3.5 reverse split of its issued and outstanding shares prior to the date of closing and there shall not be more than 1,740,000 shares of Eagle issued and outstanding immediately prior to the time of closing.

             (c) The Buyer has the corporate power and authority to carry on its business as presently conducted.

     3.02 Non Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Buyer, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Buyer is a party or by which the Buyer is bound.

     3.03 Financial Statement. The Buyer has delivered to the Seller the balance sheet of the Buyer as at December 31, 1993 prepared by David T. Thomson, P.C. The balance sheet is true and correct and


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a fair and accurate presentation of the financial condition, assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Buyer as of the date thereof in accordance with generally accepted principals of accounting applied on a consistent basis.

        3.04 Tax Returns. The Buyer has duly filed all tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls): there are not liens upon any of the Buyer's property or assets: there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against the Buyer.

        3.05 Title to Properties: Encumbrances. The Buyer has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, including without limitation the properties and assets reflected in the December 31, 1993 balance sheet of the Buyer. All such properties and assets reflected in that balance sheet have fair market or realizable value at least equal to the value thereof as reflected upon the balance sheet, and they are subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance, or charge of whatsoever nature.

        3.06 Accounts Receivable. All accounts receivable of the Buyer, whether reflect in the Buyer's December 31, 1993 balance sheet or otherwise, represent sales actually made in the ordinary course of business and reserve for uncollectability of receivables as reflected in the aforesaid balance sheet is adequate and was calculated in a way consistent with past practice. Except to extent set forth herein, there are not now any questions, controversies, or disputes relating to any account receivable of the Buyer.

        3.07 Undisclosed Liabilities. Except to the extent reflected or reserved against in the December 31, 1993 balance sheet of the Buyer or as disclosed in any Schedule attached hereto, the Buyer has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due. The Buyer has no accounts payable except as set forth on the Schedules attached hereto.

        3.08 Absence of Certain Changes. The Buyer has not since December 31, 1993:

        (a) Suffered any material adverse change in financial condition, assets, liabilities, or business;

        (b) Incurred any obligation or liability (whether absolute, accrued, contingent, or otherwise) other than in the ordinary course of business and consistent with past practice;

        (c) Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) other than liabilities shown or reflected in the Buyer's December 31, 1993 balance sheet or liabilities incurred since December 31, 1993, in the ordinary course of business and consistent with past practices;

        (d) Permitted or allowed any of its assets, tangible or intangible, to be mortgaged, pledged, or subjected to any liens or encumbrances;

        (e) Written down the value of any inventory or written-off as uncollectible any notes or accounts receivable or any portion thereof, except for write-offs of such items in the ordinary course of business;

        (f) Canceled any other debts or claims or waived any rights of substantial value, or sold or transferred any of its assets or properties, tangible or intangible, other than sales of inventory or merchandise made in the ordinary course of business and consistent with past practice;

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        (g)  Made any capital expenditures or commitments in excess of $7,500 for additions to property, plant or equipment;

        (h) Declared, paid or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action;

        (i) Made any material change in any method of accounting or accounting practice.

        3.09 Litigation. There are no actions, claims, proceedings, or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer, and the Buyer knows or has any reason to know of any basis for any such action, proceeding, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the buyer that may materially and adversely affect such business, assets or prospects.

        3.10 Disclosure. To the best of its knowledge the Buyer has disclosed to the Sellers all facts material to the assets, prospects, and business of the Buyer. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Sellers pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Buyer with proper information as to the buyer and its affairs.

        3.11 SEC Filings. The Buyer has no outstanding obligations to file reports with the United States Securities and Exchange Commission (hereinafter the "SEC"), however, after the date of this agreement, should the Buyer be required to file any reports with the SEC, MAM agrees to assume and pay all costs and expenses incurred in connection therewith, including but not limited to legal and accounting fees.

        3.12 Legend. The Certificates representing the Shares delivered pursuant to this Agreement shall bear a legend in the following form:

        "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act"), as amended, or any other applicable federal or state securities acts; and are 'restricted securities' as defined by Rule 144 of the Act. The shares may not be transferred, sold or otherwise disposed of unless: (1) a registration statement with respect to the shares shall be effective under the act or any other federal or state securities acts and (2) Buyer shall have received an opinion of counsel for Buyer, that no violations of any securities acts will be involved in any transfer."

                4.  REPRESENTATIONS AND WARRANTIES BY THE SELLERS AND MAM

The Sellers and MAM hereby represents and warrants as follows:

        4.01 Organization. MAM is a corporation duly organized, validly existing and in good standing in the laws of the State of Delaware and has all other requisite licenses, qualifications, corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is in good standing and duly qualified to do business in each state and jurisdiction where the failure to qualify would have a material affect on the business or property of MAM. MAM has authorized capital stock of 20,000,000 shares of Common Stock divided into Class A and Class B, par value $0.0001, 10,000,000 shares of Preferred Stock, par value $0.0001 with 1,553,330 shares of Common Stock issued and outstanding, and 1,166,956 shares of Preferred Stock issued and outstanding.

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        4.02    Authority.  The execution and delivery of this Agreement by the
Sellers has been duly approved by all of the Class A Common shareholders of MAM who are parties hereto. Said parties have the ability to enter into this Agreement on their own behalf. Sellers are the owners of all of the issued and outstanding shares of Class A Common stock of MAM (the "MAM Shares"). The MAM Shares are free from claims, liens or other encumbrances and subject to compliance with applicable Securities law, sellers have the unqualified right to sell, transfer and dispose of the MAM Shares. Sellers represent and warrant that in regard to their MAM Shares, they have the full right and authority to execute this Agreement and to transfer their MAM Shares to Eagle.

        4.03 No Violation. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation or default under any term or provision of the certificate of incorporation or bylaws of the MAM, or of any contact, commitment, indenture, or other agreement or restriction of any kind or character to which the MAM is a party or by which the Seller's are bound.

        4.04 Representations Regarding the Acquisition of the Shares. Seller jointly and severally represents and warrants to Buyer as follows:

                (a) The undersigned, MAM and Sellers understand that the BUYERS SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION;

                (b) The Sellers are not underwriters and are acquiring the Buyer's Shares solely for investment for his or her own account and not with a view to, or for, resale in connection with any distribution with in the meaning of the federal securities act, the state securities acts or any other applicable state securities acts;

                (c) The Sellers understand the speculative nature and risks of investments associated with the Buyer and confirm that the Shares are suitable and consistent with his or her investment program and that his or her financial position enables him or her to bear the risks of this investment; and that there may not be any public market for the Shares subscribed for herein;

                (d) The Shares subscribed for herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of to any person, without the express prior written consent of the Buyer and the prior opinion of counsel for the Buyer that such disposition will not violate federal and/or state securities acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, gibing, and any form of conveying, whether voluntary or not;

                (e) To the extent that any federal, and/or state securities laws shall require, the Sellers hereby agree that any Shares acquired pursuant to this Agreement shall be without preference as to assets;

                (f) The Buyer is under no obligation to register or seek an exemption under any federal and/or state securities acts for any stock of the Buyer or to cause or permit such stock to be transferred in the absence of any such registration or exemption and that the Sellers herein must hold such stock indefinitely unless such stock is subsequently registered under any federal and/or state securities acts or any exemption from registration is available;

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         (g)      The Sellers have had the opportunity to ask questions of the
                  Buyer and receive additional information from the Buyer to the extent that the Buyer possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Buyer. Further, the Sellers have been given: (1) All material books and records of the Buyer; (2) all material contracts and documents relating to the proposed transactions; and, (3) an opportunity to question the Buyer and the appropriate executive officers;

         (h) The Sellers have satisfied the suitability standards imposed by their respective state securities laws. The Shares being acquired from the Buyer have not been registered under federal or state securities laws. The Sellers acknowledges that the Buyer has not have complied with any state securities laws in seeking an exemption from the transactions contemplated by this Agreement;

         (i) Seller has the right, power, legal capacity and authority to enter into, and perform their obligations under this Agreement, and no approvals or consents of any persons other than Seller is necessary or required.

        4.05 Financial Statement. MAM has delivered to the Buyer audited financial statements of MAM for the years ended December 31, 1992 and December 31, 1993. MAM represents the balance sheet and income statements are true and correct and a fair and accurate presentation or the financial condition and assets and liabilities (whether accrued, absolute, contingent, or otherwise) of MAM as of the date thereof in accordance with generally accepted principals of accounting applied on a consistent basis, and such financial statements and accounting information have not misstated or otherwise misrepresented the financial condition of MAM.

        4.06 Tax Returns. MAM has duly filed all tax reports and returns acquired to be filed by it and has fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls); there are no liens upon any of MAM's property or assets; there are not any pending questions relating to, or claims asserted for, taxes or assessments asserted against MAM. MAM has not filed corporate tax returns for 1991 or 1992. MAM is in the process of preparing these returns. MAM has no tax liability for these tax years as a result of (a) net operating loss carry forwards, and (b) no recorded profits on a tax basis. Since the date of the MAM Balance Sheet, MAM has not incurred any tax liabilities other than in the ordinary course of business. MAM shall remain liable for the filing of all tax returns and reports and for the payment of all federal, state and local taxes of Seller relating to the Sellers business for any period ending on or prior to the Closing Date and Seller shall remain so liable for the payment of all of his taxes attributable to or relating to the consummation of the transactions contemplated herein, and shall indemnify, defend and hold Buyer harmless from and against all liability in connection therewith. In addition there are payroll tax liabilities as reserved on this balance sheet being paid per agreements with the respective taxing authorities.

        4.07 Title to Properties: Encumbrances. MAM has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, including without limitation the properties and assets reflected in the audited December 31, 1993 balance sheet of MAM or acquired thereafter. All such properties and assets reflected in that audited balance sheet have a fair market or realizable value at least equal to the value thereof as reflected upon the balance sheet, and they are subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance, or charge of whatsoever nature, except as shown in said audited statement.

        4.08 Accounts Receivable. All accounts receivable of MAM, whether reflected in MAM's December 31, 1993 balance sheet or otherwise, represent sales actually made in the ordinary course of


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business and the reserve for uncollectability of receivables as reflected in the aforesaid balance sheet is adequate and was calculated in a way consistent with past practice. Except to the extent set forth herein, there are not now any questions, controversies, or disputes relating to any accounts receivable of MAM.

        4.09 Undisclosed Liabilities. MAM is not subject to any liability of any kind whatsoever (whether accrued, absolute, contingent or otherwise) that are individually or in the aggregate material to MAM taken as a whole other than: (a) liabilities disclosed or provided for in the MAM financial statements, (b) liabilities incurred in the ordinary course of business since the date of MAM's financial statement consistent with past practice.

        4.10 Absence of Certain. MAM has not since the date of its last Balance Sheet:

         (a) Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

         (b) incurred any obligation or liability (whether absolute, accrued, contingent, or otherwise) other than in the ordinary course of business and consistent with past practice;

         (c) Paid any claim or discharged or satisfied any lien or encumbrances or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) other than liabilities shown or reflected in MAM's December 31, 1993 balance sheet or liabilities incurred since December 31, 1993, in the ordinary course of business and consistent with past practices;

         (d) Permitted or allowed any of its assets, tangible or intangible, to be mortgaged, pledged, or subjected to any liens or encumbrances;

         (e) Written down the value of any inventory or written-off as uncollectible any notes or accounts receivable or any portion thereof, except for write-offs of such items in the ordinary course of business;

         (f) Canceled any other debts or claims or waived any rights of substantial value, or sold or transferred any of its assets or properties, tangible or intangible, other than sales of inventory or merchandise made in the ordinary course of business and consistent with past practice;

         (g) Made any capital expenditures or commitments in excess of $25,000 for additions to property, plant or equipment;

         (h) Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or any options relating thereto or agreed to take any such options relating thereto or agreed to take any such action;

         (i) Made any material change in any method of accounting or accounting practice.

        4.11 Litigation. MAM is a defendant and a cross complainant in a suit for damages by a collection client, HARCO Management, Inc., Los Angeles Superior Court Case No. LC 023280. In Orange County, California Superior Court, Case No. 712544, an action for rent by the landlord of a former company office resulted in an unentered judgement against MAM.

        No claim, investigation, proceeding or litigation shall be pending or threatened against Seller for the purpose of enjoining or preventing the consummation of the transaction contemplated by this Agreement or otherwise claiming that this Agreement or such transactions are improper, or which might adversely affect


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the right of Seller to own and use the medical practice management assets; and
there shall not have been enacted or proposed by any governmental body or agency any law or regulation that may or will adversely affect the medical practice management assets or the business operation of the Seller.

        4.12 No Employee Benefit Plans. MAM has no stock option plans, pension plans, profit sharing plans or employee benefit plans of any type or kind.

        4.13 Disclosure. MAM has disclosed to the Buyer all facts material to the assets, prospects, and business of MAM. No representation or warranty by the MAM contained in this agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the MAM pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of MAM with proper information as to MAM and its affairs.

                      5.  CONDITIONS OF MAM AND SELLERS

        The obligations of MAM and Sellers to consummate the Acquisition is subject to the fulfillment by Eagle, prior to or as of the Effective Time, of each of the following considerations, any of which may, at the sole option of MAM or Sellers, be waived:

        5.01 Representations. The representations and warranties by or on behalf of Eagle contained in this Agreement or in any certificate or documents delivered to MAM pursuant to the provisions hereof shall be true in all material respects at the Effective Time as though such representations and warranties were made at and as of such time.

        5.02 Compliance. Eagle shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing at the Effective Time.

        5.03 No Material Adverse Change. Except for costs related to this Acquisition, there shall not have occurred (i) any material adverse change since December 31, 1993 in the business, properties, results of operations or financial condition of Eagle; or (ii) any loss or damage to any of the properties or of assets of Eagle which will materially affect or impair its ability to conduct after the Merger the business now being conducted by it.

        5.04 Eagle Shareholders' Meeting. As a condition to the Closing of the Acquisition, Eagle shall obtain its shareholders' approval of the following proposals:

        (a)     the adoption and approval of the Stock Exchange Agreement;

        (b) the election of John W. Regan, Michael Allen Zaic and Dennis P. Calvert as directors of Eagle;

        (c)     A 1-for-3.5 reverse split of Eagle's outstanding common stock;

        (d)     a change of Eagle's name to Medical Asset Management, Inc. and

        (e) a modification of the authorized capital of Eagle as agreed to by the parties.

        5.05 Absence of Litigation. There shall not be any litigation, proceeding or governmental investigation pending, threatened or reasonably believed by MAM to be in prospect pertaining to Eagle.

       5.06 Good Standing. Eagle will be in good standing in the State of Delaware at the Effective Time and each shall deliver a Certificate of Good Standing to MAM at the Effective Time.

       5.07   Appointment Officers.   At the Effective Time, Eagle shall
appointment the following as officers:

              John W. Regan               President
              Dennis P. Calvert           Senior Vice President, Secretary
              Michael Allen Zaic          Vice President

                            6.  CONDITIONS OF EAGLE

       The obligations of Eagle to consummate the Merger is subject to the fulfillment by MAM and Sellers, prior to or as of the Effective Time, of each of the following conditions, any of which may, at the sole option of Eagle, be waived:

       6.01 Representations. The representations and warranties by on behalf of MAM and Sellers contained in this Agreement or in any certificate or documents delivered by MAM pursuant to the provisions hereof shall be true in all material respects at the Effective Time as though such representations and warranties were made at and as of such time.

       60.2 Compliance, MAM and Sellers shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing at the Effective Time.

       6.03 No Material Adverse Change. There shall not have occurred (i) any material adverse change since the date of the MAM Financial Statements; or (ii) any loss or damage to any of the properties of or assets of MAM which will materially affect or impair its ability to conduct after the Acquisition the business now being conducted by it.

       6.04 Absence of Litigation. There shall not be any litigation, proceeding or governmental investigation pending, threatened or reasonably believed by Eagle to be in prospect pertaining to MAM or the Acquisition.

       6.05 Good Standing. MAM will be in good standing in the State of Delaware at the Effective Time and shall deliver a Certificate of Good Standing to Eagle at the Effective Time.

       6.06 Investment Letters. Sellers shall deliver to Eagle a letter commonly known as an "investment letter" agreeing that the shares of stock in Eagle are being acquired for investment purposes, and not with a view to public resale, and that the materials, including current financial statements and other documents provided to Sellers, have been read and understood by Sellers, that Sellers are acquiring the Eagle shares under Section 4(2), commonly known as the private offering exemption of the Securities Act of 1933, and that the shares are restricted and may not be resold, except in reliance of an exemption under the Act.

                7.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

       7.01 Survival of Representations. All representations, warranties, and agreements made by the Sellers as part of the due diligence inquiries, in this Agreement, or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

       7.02 Indemnification by Sellers. Sellers agrees to Indemnify, defend and hold harmless Buyer from and against any losses, costs, damages and expenses (including, without limitation, attorneys' fees and costs) incurred by Buyer and resulting from any breach by Sellers of any of Seller's representations, warranties and covenants set forth in this Agreement. In furtherance, and not in limitation, of the foregoing indemnity, Sellers shall indemnify, defend and hold harmless from and against all claims asserted against, and all losses, costs, damages and expenses incurred by Buyer arising from either the business conducted by Sellers at the Premises prior to the Closing, and the violation of any local, state or federal law relating to hazardous substances or toxic waste by reason of the presence on or under the Premises of hazardous substances or toxic waste, which substances or waste were present prior to the Closing, provided that the presence of such hazardous substances or toxic waste was caused by the Sellers.

       Buyers shall promptly notify Sellers of the existence of any claim, demand or other matter to which Seller's indemnification obligations would apply and shall give Sellers reasonable opportunity to defend the same at their own expense and with counsel of their own selection; provided, that Buyer shall at all times also have the right to fully participate in the defense at his own expense. If Sellers shall, within a reasonable time after this notice, fail to defend, Buyer shall have the right but not the obligation to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf of Sellers. If the claim is one that cannot by its nature be defended solely by Sellers, Buyer shall make available all information and assistance that Sellers may reasonably request.

       Any time after the Closing Date, but not later than one (1) year after the Closing Date, Buyer shall inform Sellers by written notification ("Claim Notice") of any claim for indemnification under this Section. Sellers shall have ten (10) days from the date of delivery of the Claim Notice in which to dispute any such claim. In the event that all or any portion of a claim remains unresolved twenty (20) days after the date of Seller's Notice after good faith efforts to resolve the claim, Buyer and Seller shall attempt to resolve such claim through mediation, and then, if necessary, by arbitration in accordance with the procedures described in Sections 9.09 and 9.10.

                          8.  CONDUCT PRIOR TO CLOSING

       8.01 Conduct of Business. Prior to the Effective Date, MAM and Eagle shall conduct their business only in the ordinary course consistent with past practice.

       8.02 Additional Covenants by MAM and Sellers. Between the date hereof and the Effective Time, except in the ordinary course of business or with prior written consent of Eagle, which consent shall not unreasonably be withheld, MAM shall not:

       (a)    make any change in MAM's Certificate of Incorporation or Bylaws:

       (b) make any change in the authorized or issued shares of MAM without the prior approval of Eagle;

       (c) make any payment or distribution to its shareholders or purchase or redeem any shares or capital stock;

       (d) mortgage, pledge, or subject to lien or encumbrance any of its assets, tangible or intangible;

       (e)    cancel any debts or claims or waive any rights of value;

        (f) incur any indebtedness or guarantees or enter into any commitment or make any material capital expenditures or investments; and

        (g) make any loan, accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any of its present or former officers or employees:

        (h) make any material change in its method of management, operation, or accounting; or

        (i) except in the ordinary course of business, enter into any other material transactions;

        (j) hire any person as an employee except in the ordinary course of business;

        (k) adopt any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

        (l) grant or agree to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof;

        (m) sell or transfer, or agree to sell or transfer, any of its assets, property, or rights or cancel or agreed to cancel, any debts or claims; or

        (n) make or permit any amendment or termination of any material contract, agreement or license to which it is a party except with prior approval of Eagle.

        8.03 Additional Covenants by Eagle. Between the date hereof and the Effective Time, except as contemplated in this Agreement, arising in the ordinary course of business or with prior written consent of MAM, which consent shall not be unreasonably withheld, Eagle shall not;

        (a) make any change is Eagle's Certificate of Incorporation or Bylaws;

        (b)     make any change in the authorized or issued shares of Eagle;

        (c) make any payment or distribution to its shareholders or purchase or redeem any shares or capital stock;

        (d) mortgage, pledge, or subject to lien or encumbrance any of its assets, tangible or intangible;

        (e)     cancel any debts or claims or waive any rights of value;

        (f) incur any indebtedness or guarantees or enter into any commitment or make any material capital expenditures or investments; and

        (g) make any loan, accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any of its present or former officers or employees;

        (h) make any material change in its method of management, operation, or accounting; or

        (i) except in the ordinary course of business, enter into any other material transactions;

        (j) hire any person as an employee except in the ordinary course of business;

        (k) adopt any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for or with its officers, directors, or employees.

        (l) grant or agree to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof;

        (m) sell or transfer, or agree to sell or transfer, any of its assets, property, or rights or cancel or agreed to cancel, any debts or claims; or

        (n) make or permit any amendment or termination of any material contract, agreement or license to which it is a party except with prior approval of MAM.

        8.04 Access. MAM shall give access to Eagle (and its auditors, counsel and other authorized representatives), and Eagle agrees to give access to MAM (and its auditors, counsel and other authorized representatives) to each of their premises and books and records, including minute books and stock transfer records, and all contracts, agreements and documents whether or not listed, herein; provided, however, that any such investigation shall not affect any of the representations and warranties hereunder or the right of any party hereto to rely thereon; and provided further, than any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of MAM and Eagle. MAM and Eagle agree to use all reasonable efforts to keep confidential any information obtained pursuant to their respective inspections under this Agreement unless (i) such information is ascertainable from public sources or is or becomes public other than through the inspecting party or its representatives, or (ii) disclosure of such information is required by applicable securities or other laws. Moreover, in the event of the termination of this Agreement, MAM and Eagle agree that it will not disclose, utilize or exploit to its advantage any information obtained from the other pursuant to its examinations under this Agreement, unless necessary to comply with applicable law or to enforce its rights hereunder.

        8.05 Compliance with Blue Sky Law. The parties shall jointly take such action, make such filings and pay such filing fees as may be reasonably necessary to comply with all applicable federal and state blue sky laws, rules and regulations relating to the issuance of securities in the Conversion. Such filings shall include, but are not limited to the filing of a Form D with the Securities and Exchange Commission and the filing of appropriate State Blue Sky documents.

        9. COOPERATION, ARBITRATION, INTERPRETATION, MODIFICATION, ATTORNEY FEES AND MISCELLANEOUS PROVISIONS

        9.01 Cooperation of Parties: The parties further agree that they will do all that is required and necessary to accomplish and facilitate the purposes of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

        9.02 Interpretations of Agreement: The parties hereto agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

        9.03 No Presumption Against Drafting Party: This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because said party drafted or caused the party's legal representative to draft any of its provisions.

        9.04 Amendments Modifications and Waivers: No amendment, modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto. No failure or delay on the part of any party in exercising any power, right privilege or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy constitute a waiver of any other or further exercise of any right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any of the parties from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

        9.05 Severability of Provisions: This Agreement shall be performed and shall be enforceable to the full extent allowable by applicable law. In the event that any provision to this Agreement is declared by a court of competent jurisdiction to be illegal, invalid, or unenforceable that provision will be served from the Agreement and the Agreement shall be read as if it did not contain said provision. Any such provision and its severance shall not affect the legality, validity, applicability, enforceability or effect of the remaining provisions of this Agreement.

        9.06 Assignments: None of the parties rights, duties or obligation under this Agreement are assignable by any of the parties hereto without the prior written consent of the other party and any attempted assignment without prior written consent shall be null and void.

        9.07 Entire Agreement: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement, except for the survival of warranties and representations expressly provided for in Section 7.01. In executing this Agreement, the parties have not and do not rely on any statements, inducements, promises, or representations made by the other party or their agents, representatives or attorneys with regard to the subject matter, basis, or effect of this Agreement, except for those specifically provided for in Section 7.01. The parties acknowledge that the terms of this Agreement are contractual and provided for in Section 7.01. The parties acknowledge that the terms of this Agreement are contractual and not a mere recital. Each party hereto further certifies that it is fully familiar with the provisions of this Agreement.

        9.08 Successors: This Agreement shall be binding upon and shall inure to the benefit of the respective parties thereto, their parent corporations, subsidiaries and legal representatives.

        9.09 Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws then prevailing in California, without regard to its conflict-of-laws rules.

        9.10 Arbitration, Legal Proceedings and Venue: The parties will attempt through good faith negotiation to resolve their disputes. The term "disputes" includes, without limitation, any disagreements between the parties concerning the existence, formation and interpretation of this Agreement and their obligation thereunder. If the parties hereto are unable to resolve their disputes by negotiation, they shall attempt to resolve their disputes through a mutually acceptable mediator. If the parties can not agree on a mediator or if mediation proves unsuccessful, then either party may commence a legal action in the Superior Court of California or U.S. District Court for the Central District of California.

        9.11 Attorney Fees: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        9.12 Remedies Cumulative: Except as otherwise expressly set forth in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

        9.13 Headings: The section and paragraph headings contained in this Agreement are for reference and convenience only. They do not form a part hereof, and do not in any way codify, interpret, or reflect the intent of the parties. Said headings shall not be used to construe or interpret any provision of this Agreement.

        9.14 Notices. All notices, requests, demands, and other communications hereunder shall in writing and shall be deemed to have been duly given if delivered mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to the Buyer:                        Eagle High Enterprises, Inc.
                                        % Wilkins, Oritt & Headman, L.C.
                                        111 East Broadway, Suite 1650
                                        Salt Lake City, UT 84111
                                        Attn:  Bud Headman

If to the Sellers:                      Medical Asset Management
                                        123 North Centennial Way
                                        Suite 106
                                        Mesa, Arizona 85201

                                        Attn:  John Regan

        9.15 Gender and Number: In this Agreement where the context so requires, the masculine, feminine or neuter gender shall be deemed to include each other, and the singular to include the plural.

        9.16 Counterparts: This Agreement may be signed in one or more counterparts.

        9.17 Facsimile Transmission Signature: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

        9.18 Bank Account. Buyer agrees to transfer the assets in the corporation including but not limited to a minimum of fifteen thousand dollars ($15,000) to a bank account of MAM at closing.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year fist indicated below and this Agreement is effective as of ______, 1994.

                                        Medical Assets Management, Inc.

Dated: May 10, 1994                     By: /s/ John W. Regan
      --------------                       ------------------------------
                                              John W. Regan, President

Dated: May 10, 1994                        /s/ John W. Regan
      --------------                       ------------------------------
                                              John W. Regan, an Individual
                                              Representing the Class A
                                              Common shareholders of
                                              Medical Asset Management, Inc.

                                        Eagle High Enterprises, Inc.

Dated: May 10, 1994                     By: /s/ Craig L. Niebuhr
      --------------                       -------------------------------
                                              Craig L. Niebuhr, President


                                Page 15 of 15